Exhibit 16.  Letter on Change of Certifying Accountant

September 24, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated September 24, 2004 of Knight Fuller, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Imowitz Koenig & Co., LLP